                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): January 8, 2002



                                LANTE CORPORATION
             (Exact name of registrant as specified in its charter)


           DELAWARE                        00-28785               36-3322393
(State or other jurisdiction of    (Commission File Number)    (I.R.S. Employer
        incorporation)                                       Identification No.)

           600 West Fulton Street, Suite 400, Chicago, Illinois 60661
               (Address of principal executive offices) (Zip Code)


       Registrant's telephone number, including area code: (312) 696-5000

                                      None

      --------------------------------------------------------------------
         (Former name or former address, if changed since last report.)

Item 2.  Acquisition or Disposition of Assets

     On January 8, 2002, Lante Corporation, a Delaware corporation ("Lante"), completed the acquisition of certain assets of Luminant Worldwide Corporation, a Delaware Corporation ("Luminant"), pursuant to an Amended and Restated Asset Purchase Agreement dated as of January 7, 2002. The press release announcing the completion of such acquisition and the Amended and Restated Asset Purchase Agreement are filed as Exhibits 99.1 and 99.2.

     Lante paid $5.2 million in cash for certain of Luminant's professional consulting service contracts and relationships, intellectual property, software assets and certain tangible assets. Lante also agreed to purchase select accounts receivable and work-in-process balances from Luminant for approximately $3.2 million in cash. The amount of consideration was determined during the competitive bidding process in Luminant's bankruptcy case and as a result of negotiations between Lante and Luminant. Lante used its available cash to consummate the transaction.

     The tangible assets purchased from Luminant include equipment and other physical property, which Luminant used to provide information technology consulting services. Lante intends to operate the assets acquired as previously operated; provided, however, that changing business conditions or strategic plans may lead to changes in operations in the future.

Item 7.  Financial Statements and Exhibits

(a)  Financial Statements of Business Acquired.

     The financial statements of the acquired business required to be filed will be filed by March 24, 2002.

(b)  Pro Forma Financial Information.

     The pro forma financial information required to be filed will be filed by March 24, 2002.

(c)  Exhibits.

99.1 Press release dated January 9, 2002.

99.2 Amended and Restated Purchase Agreement dated as of January 7, 2002 between Lante Corporation, a Delaware corporation, and Luminant Worldwide Corporation, a Delaware corporation.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                 LANTE CORPORATION

Date:  January 21, 2002                          By: /s/ C. Rudy Puryear
                                                    ----------------------------
                                                    C. Rudy Puryear
                                                    Chief Executive Officer


                                       3